INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (“AGREEMENT”), dated as of January 11, 2017, between M3Sixty Funds Trust, a Delaware statutory trust (“Trust”), and Della Parola Capital Management, LLC, a limited liability company organized in the State of Colorado (“Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“Investment Company Act”), as an open-end management investment company consisting of one or more separate series, each having its own assets and investment objective(s), policies and restrictions;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Board of Trustees of the Trust (the “Board”) wishes to appoint the Adviser as the investment adviser of the Trust for each of the series of the Trust specified in Appendix A to this Agreement, as such Appendix A may be amended by the Adviser and the Trust from time to time (“Funds”);

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.	APPOINTMENT OF THE ADVISER

The Trust hereby appoints the Adviser as the investment adviser of the Fund, subject to the supervision of the Board and in the manner and under the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. In the performance of its duties, the Adviser will act in the best interests of the Trust and each Fund and will perform its duties hereunder for the Trust and each Fund in conformity with (a) applicable laws and regulations, including, but not limited to, the Investment Company Act and the Advisers Act, (b) the terms of this Agreement, (c) the investment objectives, policies and restrictions of each applicable Fund as stated in the Trust’s then-current registration statement under the Securities Act of 1933, as amended, and the Investment Company Act, (d) the Trust’s Agreement and Declaration of Trust and Bylaws (“Governing Documents”); and (e) such other guidelines as the Board reasonably may establish or approve. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and the Adviser.

2.	DUTIES OF THE ADVISER

A. Investment Program. Subject to the general supervision and control of the Board and under the terms and conditions set forth in this Agreement, the Adviser will provide a continuous investment program for each Fund and will determine what securities and other investments will be purchased, retained, sold or loaned by each Fund and what portion of such assets will be invested or held uninvested as cash in accordance with each Fund’s investment objectives, policies and restrictions as stated in the Trust’s Governing Documents and such Fund’s then-current Prospectus and Statement of Additional Information (“SAI”). The Adviser will exercise full discretion and act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

B. Strategic Development. Subject to the general supervision and control of the Board and under the terms and conditions set forth in this Agreement, the Adviser will monitor the implementation of each Fund’s investment program and assess each Fund’s investment objectives and policies, composition, investment style and investment process. From time to time, as requested by the Board or deemed necessary or appropriate by the Adviser, the Adviser will (i) develop and evaluate strategic initiatives with respect to the Trust and its Fund; (ii) make recommendations to the Board regarding the investment program of the Trust and its Fund, including any changes to Fund investment objectives and policies; (iii) coordinate and/or implement strategic initiatives approved by the Board; and (iv) prepare and provide reports to the Board on the impact of such strategic initiatives on the Trust and its Fund.

C. Exercise of Rights. The Adviser, unless and until otherwise directed by the Board, will exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held), and exercising rights in the context of a bankruptcy or other reorganization.

D. Execution of Transactions and Selection of Broker-Dealers. The Adviser will be responsible for effecting transactions for each Fund and selecting brokers or dealers to execute such transactions for each Fund. In the selection of brokers or dealers (which may include brokers or dealers affiliated with the Adviser) and the placement of orders for the purchase and sale of portfolio investments for each Fund, the Adviser will use its best efforts to obtain for each Fund the best execution available; however, subject to the appropriate policies and procedures approved by the Board, the Adviser may, to the extent authorized by applicable law, including Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), cause a Fund to pay a broker or dealer that provides brokerage or research services to the Adviser, the Trust and the Fund an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided in terms of that particular transaction or the Adviser’s overall responsibilities to the Fund, the Trust or its other investment advisory clients. To the extent authorized by applicable law, including Section 28(e), and the Board, the Adviser will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

E. Section 11 of the Securities Exchange Act of 1934, as amended. The Trust hereby authorizes any entity or person associated with the Adviser that is a member of a national securities exchange to effect any transaction on such exchange for the account of a Fund which is permitted by Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions.

F. Reports. The Adviser will:

(i) Furnish to the Board such statistical information, with respect to the investments that a Fund (or portions of any Fund) may hold or contemplate purchasing, as the Board may reasonably request;

(ii) Furnish to the Board such periodic and special reports as the Board may reasonably request; and

(iii) Apprise, on its own initiative, the Board of important developments materially affecting each Fund (or any portion of a Fund) and furnish the Trust, from time to time, with such information as may be appropriate for this purpose.

G. Delegation of Authority. Subject always to the direction and control of the Board, and at the Adviser’s expense, the Adviser may delegate any of the duties specified in this Section 2 with respect to one or more Funds to an appropriate party (“Sub-adviser”), including a Sub-adviser affiliated with the Adviser; provided, that any contract with a Sub-adviser (a “Sub-advisory Agreement”) will be in compliance with and approved as required by applicable law, including the Investment Company Act and the rules and regulations thereunder, or in accordance with exemptive or other relief granted by the Securities and Exchange Commission (“SEC”) or its staff under the Investment Company Act. The Adviser will have overall supervisory responsibility for the general management and investment of each Fund’s assets; full discretion to select new or additional Sub-advisers for each Fund; full discretion to enter into and materially modify existing Sub-advisory Agreements with Sub-advisers; and full discretion to terminate and replace any Sub-adviser. In connection with the delegation of responsibilities to a Sub-adviser, the Adviser will:

 (i) Oversee the performance of delegated functions by each Sub-adviser, assess each Fund’s investment focus and furnish the Board with periodic reports concerning the performance of delegated responsibilities by the Sub-adviser;

 (ii) Allocate and reallocate the assets of a Fund, or a portion thereof, to be managed by one or more Sub-advisers for such Fund and coordinate the activities of all Sub-advisers;

 (iii) Monitor the Sub-adviser’s implementation of the investment program established by the Adviser with respect to any Fund (or portions of any Fund) under the management of such Sub-adviser;

 (iv) Cause the appropriate Sub-adviser(s) to furnish to the Board such statistical information, with respect to the investments that a Fund (or portions of any Fund) may hold or contemplate purchasing, as the Board may reasonably request;

 (v) Cause the appropriate Sub-adviser(s) to furnish to the Board such periodic and special reports as the Board may reasonably request;

(vi) Cause the appropriate Sub-adviser(s) to apprise the Board of important developments materially affecting each Fund (or any portion of a Fund) and furnish the Trust, from time to time, with such information as may be appropriate for this purpose;

(vii) Take reasonable steps to ensure that the appropriate Sub-adviser(s) furnishes to third-party data reporting services all currently available standardized performance information and other customary data;

(viii) Be responsible for compensating the Sub-adviser in the manner specified by the Sub-advisory Agreement.

H. The Adviser will also furnish to the Trust, at its own expense and without remuneration from or other cost to the Trust, the following:

(i) Office Space. The Adviser will provide office space in the offices of the Adviser or in such other place as may be reasonably agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment; and

(ii) Personnel. The Adviser will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions, exclusive of those functions: (a) related to and to be performed under the Trust’s contract or contracts for administration, custodial, accounting, bookkeeping, transfer, and dividend disbursing agency or similar services by any entity, including the Adviser or its affiliates, selected to perform such services under such contracts; and (b) related to the services to be provided by any Sub-adviser pursuant to a Sub-advisory Agreement.

I. Limitations on Liability. The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, but will be liable only for willful misconduct, bad faith, gross negligence, or reckless disregard of its duties to the Trust as specified in this Agreement.

3.	ALLOCATION OF EXPENSES

A.	Expenses Paid by the Adviser:

(i) Salaries, Expenses and Fees of Certain Persons. The Adviser (or its affiliates) will pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of the Adviser or its affiliates; and

(ii) Assumption of Trust Expenses. The payment or assumption by the Adviser of any expense of the Trust that the Adviser is not required by this Agreement to pay or assume will not obligate the Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

B. Expenses Paid by the Trust: The Trust will pay all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Sub-adviser, as provided in a Sub-advisory Agreement. Without limiting the generality of the foregoing, the Trust will pay or arrange for the payment of the following:

(i) Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses, Prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;

(ii) Officers and Trustees. Compensation of the officers and Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates;

(iii) Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and Prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

(iv) Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust’s cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

(v) Independent Accountant and Legal Counsel Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself or its Independent Trustees (as defined herein);

(vi) Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;

(vii) Transaction Costs. All brokers’ commissions and other transaction costs and issue and transfer taxes chargeable to the Trust in connection with securities and other transactions to which the Trust is a party;

(viii) Taxes. All taxes and corporate fees payable by or with respect to the Trust to federal, state, or other governmental agencies;

(ix) Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust’s membership in any trade association or similar organizations;

(x) Bonding and Insurance. All insurance premiums for fidelity and other coverage;

(xi) Shareholder and Board Meetings. All expenses incidental to holding shareholders and Board meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses;

(xii) Pricing. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations; and

(xiii) Nonrecurring and Extraordinary Expenses. Such extraordinary expenses, such as indemnification payments or damages awarded in litigation or settlements made.

4.	COMPENSATION OF THE ADVISER

For its services performed hereunder, the Trust will pay the Adviser with respect to each Fund the compensation specified in Appendix B to this Agreement. Such compensation will be paid to the Adviser by the Trust on a monthly basis on the first day of the following month; however, the Trust will calculate this charge on the daily average value of the assets of each Fund and accrue it on a daily basis.

5.	NON-EXCLUSIVITY

The services of the Adviser to the Trust are not to be deemed to be exclusive, and the Adviser will be free to render investment management, advisory or other services to others (including other investment companies) and to engage in other activities so long as the services provided hereunder by the Adviser are not impaired. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors/trustees, or employees of any other firm or corporation, including other investment companies.

6.	SUPPLEMENTAL ARRANGEMENTS.

The Adviser may enter into arrangements with its parent or other persons affiliated or unaffiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to enable the Adviser to fulfill its duties and obligations under this Agreement.

7.	RECORDS

The records relating to the services provided under this Agreement will be the property of the Trust and will be under its control; however, the Trust will furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it will reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records will promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein. The Adviser will keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable federal or state regulatory authorities.

8.	DURATION OF AGREEMENT

This Agreement will become effective upon the date first above written, provided that, with respect to a Fund, this Agreement will not take effect unless, to the extent required by applicable law, it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to the Agreement and who are not “interested persons” (as defined in the Investment Company Act) (“Independent Trustees”) of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by an affirmative vote of a majority of the outstanding voting securities of such Fund. This Agreement will continue in effect for a two-year period, except that with respect to any new Fund, this Agreement will continue in effect for two years from the date such Fund is added to this Agreement. Thereafter, if not terminated, this Agreement will continue in effect from year to year with respect to a Fund only so long as such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval and (ii) by the Board or, with respect to a Fund, by an affirmative vote of a majority of the outstanding voting securities of such Fund. The required shareholder approval of the Agreement or of any continuance of the Agreement will be effective with respect to any affected Fund if a “majority of the outstanding voting securities” (as defined in Rule 18f-2(h) under the Investment Company Act) of the affected Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement or (b) all the Funds.

If the shareholders of any Fund fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment manager with respect to such Fund pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different investment manager or other definitive action; provided, that the compensation received by the Adviser in respect of such Fund during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Fund or the amount it would have received under the Agreement in respect of such Fund, whichever is less.

9.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any affected Fund, by the vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days’ written notice to the Adviser, or by the Adviser on sixty (60) days’ written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event of its assignment.

10.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive or other relief granted by the SEC or its staff, this Agreement may be amended by the parties with respect to a Fund only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval will be effective with respect to any Fund if a majority of the outstanding voting securities of the shares of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all the Funds of the Trust.

11.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

13.	NOTICES

All notices required to be given pursuant to this Agreement will be delivered or mailed to the last known business address of the Trust or the Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice will be deemed given on the date delivered or mailed in accordance with this section.

14.	FORCE MAJEURE

The Adviser will not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser will take reasonable steps to minimize service interruptions but will have no liability with respect thereto.

15.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement will be construed, insofar as is possible, as if such portion had never been contained herein.

16.	USE OF NAME

The Trust and the Adviser acknowledge that all rights to the name “M3Sixty Funds Trust” or any variation thereof belong to the Trust. The Trust and the Adviser acknowledge that all rights to the names “Della Parola” and “Della Parola Risk Optimized Equity Fund” or any variations thereof belong to the Adviser and that the Trust is being granted a limited license to use “Della Parola Risk Optimized Equity Fund,” as applicable, in the name of the Fund and “Della Parola” in the name of any other fund or in the name of any class of shares. In the event that the Adviser ceases to be an adviser to the Trust, the Trust’s right to the use of the names “Della Parola” and “Della Parola Risk Optimized Equity Fund” shall automatically cease on the ninetieth day following the termination of this Agreement. Nothing contained herein shall impair or diminish in any respect, the Adviser’s right to use the name “Della Parola” and “Della Parola Risk Optimized Equity Fund” in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

17.	GOVERNING LAW

The provisions of this Agreement will be construed and interpreted in accordance with the laws of the State of Delaware (without giving effect to its conflict of laws principles), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter will control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act will be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the Investment Company Act unless otherwise stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

M3SIXTY FUNDS TRUST	DELLA PAROLA CAPITAL MANAGEMENT, LLC
By: /s/Randall K. Linscott Randall K. Linscott Chairman	By: /s/David A. Mascio David A. Mascio President

APPENDIX A

INVESTMENT ADVISORY AGREEMENT

Funds

Della Parola Risk Optimized Equity Fund

APPENDIX B

INVESTMENT ADVISORY AGREEMENT

The Trust will pay the Adviser, on a monthly basis, compensation computed and accrued daily at an annual rate equal to the following:

Fund	Advisory Fee

Della Parola Risk Optimized Equity Fund	1.00% (as a percentage of net assets)